QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HAGGAR CORP. RESPONDS TO AMENDED DEMAND FOR ACCESS TO COMPANY INFORMATION

Company Gravely Concerned With Kahn's Conflict of Interest

        DALLAS, December 16, 2002—Haggar Corp. (Nasdaq: HGGR) today announced that it has responded to an amended demand from Mr. Thomas G. Kahn requesting that the Company provide him with access to various records and information. The Company intends to provide Mr. Kahn with all information that he is authorized to receive under Nevada law. However, Mr. Kahn's revised demand now requests access to nine new categories of information, many of which the Company believes Mr. Kahn is not authorized to receive under Nevada law. The Company has amended its prior declaratory action to address certain of the new items requested by Mr. Kahn.

        In response to Mr. Kahn's nomination of himself for a position on the Company's board of directors, Mr. Joseph M. Haggar III, the Company's Chairman and CEO stated, "We are gravely concerned about the irreconcilable conflict of interest that Mr. Kahn's board membership would create. As a financial manager, Mr. Kahn has a fiduciary duty to act in the best interests of his clients who are Haggar shareholders. As a director, Mr. Kahn would be privy to inside information, and would have a duty to act in the best interests of the Company and all of its shareholders. Mr. Kahn needs to decide who he wishes to serve as a fiduciary—his clients who have retained him or all shareholders of the Company. We believe trying to serve both presents a clear conflict of interest for Mr. Kahn and raises serious corporate governance concerns."

        Mr. Haggar continued, "Furthermore, we have known Mr. Kahn for five years, and during that time he has had numerous opportunities to engage in a constructive dialogue with the Company, yet he has failed to provide any significant ideas or vision. In short, over the last five years, Mr. Kahn has not demonstrated how his board membership would contribute to the success of the Company."

About Haggar Corp.

        Haggar Clothing Co., a wholly-owned subsidiary of Haggar Corp., is a leading marketer of men's casual and dress apparel and women's sportswear with global headquarters in Dallas, TX. Haggar markets in the United States, United Kingdom, Canada, Mexico, South Africa, and Indonesia. The Company also holds exclusive licenses in the United States to use the Claiborne® trademark and in the United States and Canada to use the DKNY® trademark to manufacture, market, and sell men's shorts and pants in men's classification pant departments. For more information visit the Haggar website at www.haggarcorp.com.

        Certain statements contained in this press release are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are subject to known and unknown risks, uncertainties and assumptions which may cause the forward-looking events and circumstances discussed in this press release to differ materially from those anticipated or implied by the forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company undertakes no obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.

Important Additional Information Will Be Filed With The SEC

        The Company plans to file with the Securities and Exchange Commission (the "SEC") and mail to its stockholders a Proxy Statement in connection with the Company's 2003 annual meeting of stockholders. The Proxy Statement will contain important information about the Company and the matters to be voted on at the annual meeting. Investors and security holders are urged to read the Proxy Statement carefully when it becomes available. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from the Company by contacting Mr. David Tehle, the Company's Executive Vice President and Chief Financial Officer, Secretary and Treasurer at 214-352-8481.

        The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the annual meeting and the matters to be voted on at such meeting. Information regarding the Company's directors and executive officers may be obtained by reading the Company's Annual Report on Form 10-K for the year ended September 30, 2001 and its definitive proxy statement dated January 7, 2002 in connection with the Company's annual meeting of stockholders held on February 6, 2002. Additional information regarding the participants in the solicitation may be obtained by reading the Proxy Statement in connection with the Company's 2003 annual meeting of stockholders when it becomes available.

Contact:

Investors: David Tehle, Executive Vice President and Chief Financial Officer of Haggar Corp., 214-956-4511, or fax, 214-956-4446.

Media: Peter Duda, 212-445-8213, pduda@webershandwick.com

QuickLinks

HAGGAR CORP. RESPONDS TO AMENDED DEMAND FOR ACCESS TO COMPANY INFORMATION
Company Gravely Concerned With Kahn's Conflict of Interest